Exhibit 10.31

August 18, 2009

Mamdouh Philippe, President
Saint George for Tourism Investment & Hotel Management
Nefertari Street
Luxor, Egypt

RE:           Loan Agreement: U.S. $855,384.00

Dear Mr. Philippe:

This letter agreement shall be deemed a Loan Agreement under which Sonesta International Hotels Limited (“Sonesta” or “Lender”) will advance the sum of U.S. $500,000.00 to Saint George for Tourism Investment & Hotel Management (formerly Mamdouh & Basem Philipco), “Owner” of Sonesta St. George Hotel, Luxor (“Hotel”), which amount will be added to the U.S. $355,384 that was owed by Owner to Sonesta, as of June 30, 2009 (and remains outstanding), regarding that certain Management Agreement, dated May 11, 1995, originally between Philippe Co. for Hotels, as Owner, and Sonesta, as Operator (the “Management Agreement”).  (For purposes of this Loan Agreement, you may be referred to as “Owner” or “Borrower”.)

Amount of Loan: U.S. $855,384.00, comprising $355,384 owed to Sonesta as of June 30, 2009, and U.S. $500,000 of new advances, to be advanced on or about September 1, 2009 (the “Loan”).

Date of Loan:  The Loan shall be deemed made as of January 1, 2009, and interest at the Interest Rate shall be deemed to accrue as of that date.

Purpose:  To provide Owner with funding to complete the guestrooms (8th Floor and other) and other improvements at the Hotel.

Repayment of Loan: The Loan shall be repaid to Sonesta International Hotels Limited (“Lender”), in currency of the United States, in twelve (12) monthly installments, each of which shall be due and payable on the first day of each calendar month.  The first monthly payment shall be due and payable September 1, 2010.  (The attached “Repayment Schedule” reflects the monthly repayment of the Loan, together with interest at the Interest Rate.)

Delivery of Checks:  Simultaneously with the making of the Loan you will deliver to Sonesta twelve (12) post-dated checks, one for each of the twelve monthly installments referred to in the “Repayment of Loan” section, above, and each in the amount of U.S. $80,015.00.  Each check shall be signed personally by you.  The checks will be dated on the first day of each month, beginning with September 1, 2010 and ending August 1, 2011.

Interest Rate: The Loan shall be repaid, together with interest at the “Interest Rate”, which shall be equal to 5.25% per annum (the current Prime Rate plus 2).  The Interest Rate shall apply as of January 1, 2009, and be fixed for the duration of the Loan.

Default Rate/Charges: In the event that the Loan is not repaid in accordance with this letter agreement, or if any portion of the Loan, or Loan interest, remains unpaid as of September 1, 2011, interest shall accrue on the amount of the Loan, and interest, then outstanding at the rate of eight percent (8%) per annum. Borrower shall also be responsible for reimbursing Lender for any costs Lender incurs in enforcing this letter agreement, including reasonable attorney’s fees.  In the event of any default by Borrower in repaying the Loan, Borrower, as Owner of the Hotel under the Management Agreement, hereby authorizes and instructs Lender, as Operator of the Hotel under said Management Agreement, to repay the Loan, from the income of the Hotel, and to charge any such amounts used to repay the Loan, or to pay interest thereon, to the Owner’s account.

Prepayment:                                Borrower may prepay the Loan, and interest thereon, at any time without charge or penalty.

In Witness Whereof, the parties have set their hands and seals as of this August 24, 2009.

Borrower:                                                                                                       Lender:
Saint George for Tourism Investment & Hotel                                                                                                Sonesta International Hotels Limited
Management (formerly Mamdouh & Basem Philipco)

By:             /s/ Mamdouh Philippe Megalaa                                                                           By:             /s/ Boy A.J. van Riel
Mamdouh Philippe Megalaa                                                                                                   Boy A.J. van Riel
President                                                                                                     Vice President & Treasurer

GUARANTY
The undersigned, Mamdouh Philippe Megalaa, individually, agrees, jointly and severally, to guaranty the obligations of the Borrower, Saint George for Tourism Investment & Hotel Management (formerly Mamdouh & Basem Philipco), under the above loan letter agreement.  The Lender (or its successor) shall have the right to demand payment from me, on a joint and several basis, without need for first demanding payment from the Borrower.

By:             /s/ Mamdouh Philippe Megalaa
Mamdouh Philippe Megalaa

Date:                      August 24, 2009

Promissory Note

Amount:
     U.S. $ 855,384.00

Name of Debtor:	Saint George for Tourism Investment & Hotel Management (formerly Mamdouh & Basem Philipco)

Address of Debtor:                                           Nefertari Street, Luxor, Egypt

On or before September 1, 2011, we the Debtor shall pay to the order of the Creditor, Sonesta International Hotels Limited, whose address is c/o Sonesta International Hotels Corporation, 116 Huntington Avenue, Boston, Massachusetts, U.S.A., by virtue of this promissory note, the sum stated above, which is Eight Hundred Fifty Five Thousand Three Hundred Eighty Four United States Dollars (U.S. $855,384.00), as we received such value in cash.  Payment shall be made at the address of the Creditor and any dispute arising out of this promissory note shall be settled by the Cairo courts.

In the event that we do not make full and timely payment, the full outstanding amount shall automatically bear a delay interest of 8% (eight percent) annually, accruing from the due date until the date of full payment, without need for any notice, procedure, or protest.

The Creditor shall have the right to assign this promissory note at its discretion, without need for our consent.  Our liability for the amount set forth in this promissory note shall be released only after the Creditor, or its assignee, endorses this promissory note to the effect that it has received payment in full and has delivered the original promissory note to us.

Made as of January 1, 2009

Debtor:	Saint George for Tourism Investment & Hotel Management (formerly Mamdouh & Basem Philipco)

By:                        /s/ Mamdouh Philippe Megalaa
Name:                                Mamdouh Philippe Megalaa
Title:                                President

I hereby jointly and severally guarantee the payment of the above-mentioned amount.  The Creditor shall have the right to demand payment from me, on a joint and several basis, without need for first demanding payment from the Debtor.

Made as of January 1, 2009

Guarantor:                      Mamdouh Philippe Megalaa

By:                        /s/ Mamdouh Philippe Megalaa